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                                                                    Exhibit 4(b)

                                 AMENDMENT NO. 1
                                     TO THE
                      AGREEMENT AND PLAN OF REORGANIZATION

   The AGREEMENT AND PLAN OF REORGANIZATION ("Agreement"), entered into as of August 13, 2002, by and among The Munder Funds Trust ("Trust"), on behalf of the Munder Cash Investment Fund, a separate series of the Trust ("Acquiring Fund"), and The Munder Funds, Inc. ("Company"), on behalf of the Munder Money Market Fund, a separate series of the Company ("Acquired Fund"), is hereby amended as follows:

          16.1. Section 3.1 of the Agreement is hereby amended to read as follows:

     3.1 The Closing Date shall be January 24, 2003, or such other date as the parties may agree. All acts taking place at the closing of the transactions provided for in this Agreement ("Closing") shall be deemed to take place simultaneously as of immediately after the close of business on the Closing Date unless otherwise agreed to by the parties. The close of business on the Closing Date shall be as of 4:00 p.m., Eastern Time. The Closing shall be held at the offices of the Trust or at such other time and/or place as the parties may agree.

          17.2. Section 4.2(b) of the Agreement is hereby amended to read as follows:

     4.2 ***

     (b) The Trust is a registered investment company classified as a management company of the open-end type, and its registration with the Commission as an investment company under the 1940 Act and the registration of the Class A, Class B, Class C and Class Y Acquiring Fund Shares under the 1933 Act are and as of the Closing Date will be in full force and effect;

   IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to the Agreement and Plan of Reorganization to be executed by their President or Vice President, thereunto duly authorized, as of December 13, 2002.

                                        THE MUNDER FUNDS, INC. on behalf of its
                                        MUNDER MONEY MARKET FUND

                                        By:  /s/ Stephen J. Shenkenberg
                                           ----------------------------
                                        Vice President and Secretary

                                        THE MUNDER FUNDS TRUST on behalf of its
                                        MUNDER CASH INVESTMENT FUND

                                        By:  /s/ Peter K. Hoglund
                                           ----------------------
                                        Vice President